                                                                   EXHIBIT 11.1

                                  POLYCOM, INC.

                        COMPUTATION OF NET INCOME (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        THREE MONTHS ENDED  SIX MONTHS ENDED
                                             Sept. 30           Sept. 30
                                        ------------------  ----------------
                                           1996     1995      1996     1995
                                          ------   ------   -------   ------
PRIMARY & FULLY DILUTIVE
   Weighted average common shares
      outstanding .....................   18,831    2,635    11,676    2,640
   Common equivalent shares from
      options and warrants ............      514                341
   Common equivalent shares from
      common stock subject to
      repurchase (2) ..................      488                564
   Common equivalent shares from
      convertible redeemable
      preferred stock and warrants ....        0              5,329
   Common equivalent shares from
      options and convertable
      redeemable preferred stock (1) ..        0    1,682       747    1,682

                                          ------   ------    ------   ------
        Total shares ..................   19,833    4,317    18,657    4,322
                                          ======   ======    ======   ======

Net income (loss):
   Amount .............................      425     (411)      948   (1,680)

   Per share ..........................   $ 0.02   $(0.10)   $ 0.05   $(0.39)

(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three and nine month periods ended September 30, 1995 and 1996.

(2) Commons stock issued under stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.